EXHIBIT 1


                                    AGREEMENT



            This will confirm the agreement by and between both of the undersigned that this Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned shares of the Common Stock of Grow Biz International, Inc. is being filed on behalf of each of the persons named below. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:      December 18, 1998




                                                /s/ K. Jeffrey Dahlberg
                                               -----------------------
                                                 K. Jeffrey Dahlberg



                                                 /s/ Ronald O. Olson
                                                 -------------------
                                                   Ronald O. Olson


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